Exhibit 19

Title: CORPORATE DISCLOSURE, CONFIDENTIALITY AND TRADING IN SECURITIES POLICY		PAGE 1 of 18
Document Number HR-SP-POLICY019	Revision 3

PROFOUND MEDICAL CORP.

CORPORATE DISCLOSURE, CONFIDENTIALITY AND TRADING IN SECURITIES BY DIRECTORS, OFFICERS, EMPLOYEES AND CONSULTANTS POLICY

Corporate Disclosure and Confidentiality

Profound is committed to providing timely, accurate and balanced disclosure of material information about Profound Medical Corp. and its subsidiaries (collectively referred to as "Profound" or the "Company") and their respective businesses, operations, assets and liabilities and commitments, on a consolidated basis, consistent with statutory and regulatory requirements.

A fundamental principle of Canadian and U.S. securities laws is that everyone investing in securities should have equal access to information that may affect their decision as to whether to buy or sell securities. Directors, officers, employees and consultants of a corporation sometimes acquire knowledge of material information concerning the business and affairs of the corporation (or a related entity or an entity with whom the corporation does business) which has not yet been disclosed to the public. If that is the case, they have an unfair advantage in buying or selling securities because the seller or buyer on the other side of the transaction may have made a different investment decision had they been aware of that information.

Similarly, if such a person informs another person of material non-public information, and such person buys or sells securities on the basis of that information, the seller or buyer on the other side of the transaction is, once again, at a disadvantage.

Certain securities laws have been enacted so as to prevent and deter such inequitable trading in securities by providing that:

1.	Corporations whose shares trade publicly must promptly disclose material information relating to the corporation, and must do so publicly (i.e., no selective disclosure);
2.

Employees, consultants, directors, officers and persons receiving material non-public information are prohibited from buying or selling securities of the corporation or from recommending trades or encouraging others to trade in securities of the corporation while in possession of such material non-public information and prior to dissemination of such information to the public;

3.

Employees, consultants, directors and officers are prohibited from disclosing material non-public information relating to the corporation to third parties, other than when it is necessary to do so in the course of business of the corporation and the third party has agreed to (or otherwise has a duty to) maintain the confidentiality of such information; and

4.	Significant shareholders, officers and directors must report their trades in securities of the corporation.

In addition, securities laws create a cause of action for investors in the secondary market against corporations and their directors and officers with respect to material misstatements or omissions in their public disclosures.

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Title: CORPORATE DISCLOSURE, CONFIDENTIALITY AND TRADING IN SECURITIES POLICY		PAGE 2 of 18
Document Number HR-SP-POLICY019	Revision 3

The Company has formulated this policy to assist the Company and its employees, consultants, directors and officers in complying with the foregoing statutory and regulatory requirements. The purpose of this policy is to promote compliance with these requirements by establishing procedures and policies for timely and accurate corporate disclosure, maintaining confidentiality of material information relating to the Company and trading by employees, consultants, directors and officers of the Company in securities of the Company (or the securities of other companies about which such persons may possess material non-public information in connection with their relationship with Profound).

This policy extends to all employees, directors, consultants and officers of Profound and covers disclosures of material information about the Company in all mediums, including without limitation documents filed with applicable securities commissions and stock exchanges, written statements made in Profound's annual and quarterly reports, news releases, letters to shareholders, speeches by management or employees, information contained on Profound's website and other electronic communications and public verbal statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as press conferences and conference calls.

No disclosure of any material non-public information in respect of the Company is to be made by any employee, consultant, officer or director of the Company, whether by way of news release, public oral statements or filings with securities regulatory authorities or otherwise, EXCEPT in strict compliance with this policy.

Material Information

Securities laws and this policy make frequent reference to material information. In this policy, material information means any information relating to the business, operations, capital and affairs of the Company that when released would have, or would reasonably be expected to have, a significant effect on the market price or value of any of Profound's securities (or the securities of other companies with whom Profound may be conducting business) or to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to buy or sell such securities. Material information consists of both material facts and material changes relating to Profound's business, operations, capital and affairs and includes developments in Profound's business, operations, capital and affairs. Examples of information which may be material information include but are not limited to:

Changes in Corporate Structure

●	changes in share ownership
●	reorganizations, amalgamations, mergers, joint ventures, divestitures or other significant changes in assets
●	takeover bids in respect of Profound's securities or securities of another company or bids by Profound for its own securities

Changes in Capital Structure

●	public or private sales of securities
●	repurchases or redemptions of securities
●	consolidations, subdivisions, stock splits, stock dividends, rights offerings or share exchanges
●	changes in the Company's dividend payments or policies
●	possible initiation of a proxy fight

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Document Number HR-SP-POLICY019	Revision 3

●	modifications to the rights of security holders

Financial Results

●	quarterly or annual earnings results or changes in financial results
●	projections of, or guidance regarding, future financial or operational performance by the Company (including without limitation reaffirmation of any previously provided projections or guidance on earnings or anticipated financial or operational performance).
●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write- downs
●	changes in the value or composition of Profound’s assets
●	changes in Profound’s accounting policies
●	changes in or disagreements with auditors, or a notification that the auditor’s reports may no longer be relied upon

Business and Operations

●	news or developments in the Company’s business or commercialization or product development efforts
●	any development that significantly affects Profound’s resources, technology, intellectual property, products or markets
●	a significant change in capital investment plans or corporate objectives
●	licenses of significant technologies
●	entry into, modification or termination of significant strategic collaborations
●	major labour disputes or disputes with major contractors or suppliers
●	significant new contracts, products, patents, or services or significant losses of (or amendments to) contracts or business
●	pre-clinical, clinical, scientific or research developments
●	developments involving health regulatory authorities or pricing authorities or bodies, such as significant filings or approvals
●	changes to the Board of Directors or executive management, including the departure of Profound’s Chief Executive Officer, Chief Financial Officer or other executive officers (or persons in equivalent positions)
●	the commencement of, or developments in, legal proceedings or regulatory matters
●	waivers of corporate ethics and conduct rules for officers, directors, and other key employees
●	any notice that reliance on a prior audit is no longer permissible
●	de-listing of Profound’s securities or their movement from one quotation system or exchange to another
●	significant transactions with officers, directors or greater than 5% shareholders

Acquisitions and Dispositions

●	acquisitions or dispositions of assets, property (including intellectual property) or joint venture interests
●	acquisitions of other companies, including a take-over bid for, or merger with, another company

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Document Number HR-SP-POLICY019	Revision 3

Credit Arrangements

●	the borrowing or lending of a significant amount of money in the context of Profound’s business and operations
●	any mortgaging or encumbering of Profound’s assets
●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
●	changes in rating agency decisions or other deterioration in the Company’s credit status
●	new or amended credit arrangements

Information is considered nonpublic if it has not previously been publicly disseminated such that investors have had the opportunity to evaluate it, or it has not been filed with a governmental agency as a matter of public record. Information that is public would include information included in broadly disseminated press releases and publicly available documents filed with the securities regulatory authorities.

The Chief Executive Officer and Chief Financial Officer will monitor developments and other matters within the Company that may necessitate disclosure to the public. Whenever questions arise about whether information constitutes material non-public information, they will be determined by the Chief Executive Officer and the Chief Financial Officer, who may elect to consult with outside legal counsel, auditors or other advisors if necessary. The Chief Executive Officer and the Chief Financial Officer will then ensure all material information is released publicly in accordance with the procedures outlined in this policy.

Any director, officer, employee or consultant shall alert the Chief Executive Officer and the Chief Financial Officer if they become aware of any information that may be material if they do not believe the information will otherwise be communicated to them. It is essential that the Chief Executive Officer and the Chief Financial Officer be fully apprised of all material information in order to evaluate and discuss that information to determine the appropriateness and timing for public release of such information or whether the information should remain confidential and, if so, how that material information will be controlled so as to ensure its confidentiality. If a director, consultant, officer or employee does not believe that the information is being dealt with as required by this policy, he or she shall alert the Lead Director of the Company.

CONFIDENTIAL

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Document Number HR-SP-POLICY019	Revision 3

Policy on Disclosure of Material Information

1.Disclosure Within the Company. Material information relating to the Company should only be disclosed to those officers, employees or consultants who need to know the information to perform their duties. Officers, employees or consultants to whom material information is disclosed shall be advised of the confidential nature of such information and shall be reminded of their obligation to take all reasonable precautions to ensure inadvertent disclosure of material non-public information does not occur. Such precautions may include using code names, not leaving documents where they can be seen or accessed by other persons, not discussing the information in public places or on cellular telephones, storing confidential information in locked cabinets or drawers, securing or coding communications sent by telecommunications, not storing information on computers in a manner that gives rise to a risk that unauthorized operators can gain access to it and shredding confidential documents. The officer or manager responsible for an activity or negotiation involving material non-public information shall be responsible for instituting necessary controls to provide adequate security and to monitor the observance of such controls and, in particular, he or she shall provide the Chief Executive Officer with a list of all such officers, employees or consultants who have access to material non-public information relating directly or indirectly to the Company so that the Insider List (defined below) can be properly maintained. Without limiting the foregoing, necessary controls may include limitations on persons to whom any disclosure of material non-public information may be made (even if in the necessary course of business or authorized by law) without the advance permission of the responsible officer or manager.

2.Disclosure to Third Parties. No material non-public information shall be disclosed by directors, officers, employees or consultants to third parties except in the necessary course of business where the third party has agreed to maintain such information in confidence through a confidentiality agreement, or where otherwise authorized or required by law. Where information is disclosed to a third party in the necessary course of business the third party should be advised that they must not disclose the information to anyone else, other than in the necessary course of business, and they may not trade in securities of the Company until the information has been publicly disclosed by means of a press release or other public filing with the securities regulatory authorities. The execution of a confidentiality agreement does not, however, permit disclosure of confidential information to third parties where this disclosure is not in the necessary course of business. The director, officer or manager responsible for an activity or negotiation involving disclosure of material non-public information shall be responsible for instituting necessary controls to provide adequate security and to monitor the observance of such controls. Without limiting the foregoing, necessary controls may include limitations on persons to whom any disclosure of material non-public information may be made (even if in the necessary course of business or authorized by law) without the advance permission of the responsible officer or manager.

3.Insider Lists. The Company will draw up a list (an "Insider List") of (a) those directors, officers, employees and consultants of the Company who have access to material non-public information relating directly or indirectly to the Company and (b) its principal contacts at any other firm or company acting on its behalf or on its account with whom it has had direct contact and who also have access to material non-public information about the Company, whether on a regular or occasional basis. The Company will maintain any Insider List for the amount of time required by applicable securities regulations.

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Document Number HR-SP-POLICY019	Revision 3

Responsibility for Disclosure. “Disclosure Controls and Procedures” means controls and other procedures of the Company that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits to Regulators (as defined below) is recorded, processed, summarized and reported, within the time periods specified in the Regulator’s rules and forms. Management has ultimate responsibility for the Company's Disclosure Controls and Procedures. Accordingly, the Chief Executive Officer and the Chief Financial Officer are responsible for the following tasks:

(a)

Determine when events, developments, changes or other facts constitute material information or a material change in the affairs of Profound. In making such determination, the Chief Executive Officer and Chief Financial Officer will assess the impact of any such event, development or change on:

(i)	the financial statements and overall business of Profound;
(ii)	the reputation and operations of Profound;
(iii)	the strategic direction of Profound; and
(iv)	the market price or value of any of Profound's securities.
(b)	Review and, as necessary, help revise Profound's Disclosure Controls and Procedures to ensure that:
(i)

information required by Profound to be disclosed to securities regulators and stock exchanges (the “Regulators”), and other written and oral information that Profound will disclose to the public is recorded, processed, summarized and reported accurately and on a timely basis; and

(ii)

such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(c)	Assist in documenting, and monitoring the integrity and evaluating the effectiveness of the Disclosure Controls and Procedures, where appropriate.
(d)	Review and supervise the preparation of Profound's:
(i)	Annual Information Form, Annual Report, Proxy Circular, Financial Statements and any other information filed with the Regulators (collectively, the "Reports");
(ii)	press releases containing financial information, earnings guidance, forward-looking statements, and information about operations;
(iii)	correspondence broadly disseminated to Profound’s security holders; and
(iv)	other relevant written and oral communications or presentations (items (i) to (iii) above are collectively referred to as, the "Disclosure Statements").
(e)	Discuss with each other and senior management information relative to their responsibilities, including:
(i)	the preparation of the Disclosure Statements; and

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Document Number HR-SP-POLICY019	Revision 3

(ii)	the evaluation of the effectiveness of the Disclosure Controls and Procedures.
(f)	Maintenance of a record of the Disclosure Statements of Profound.
(g)

Review risk factors, underlying assumptions and forward-looking statement language for written and oral communications which contain forward-looking information and review that there is a reasonable basis for any conclusions, forecasts or projections contained in such information.

(h)	Review and approve disclosure of information displayed on Profound's web site or other electronic media.

The Chief Executive Officer and the Chief Financial Officer will meet regularly to carry out their responsibilities hereunder.

4.Prompt Disclosure. To the extent required by law, the Company shall make prompt disclosure of material non-public information to stock exchanges, securities commissions and to the public in accordance with its obligations under applicable securities laws and stock exchange rules. Generally speaking, material information shall be disclosed by news release and posted on SEDAR+ (in Canada) and on EDGAR (in the United States), and, in certain circumstances, the Designated Corporate Spokesperson (as defined below) will conduct a conference call, open to the public, to discuss the information contained in the news release.

Once a determination that material non-public information exists has been made in accordance with this policy, the Chief Executive Officer and Chief Financial Officer will authorize the issuance of a news release, unless such material information is required or permitted to remain confidential.

Should non-public material information be inadvertently disclosed in a selective forum, a news release will be issued immediately in order to publicly disclose that information. Any director, officer, consultant or employee of the Company who becomes aware of disclosure of any material non-public information in violation of this policy is required to report such disclosure to the Chief Executive Officer and the Chief Financial Officer immediately. As discussed in Section 11 below, such disclosures to analysts and investors (e.g., at an “analyst day” or an investor conference) should be preceded by a widely disseminated public announcement, which avoids selective disclosure issues.

News releases will be disseminated through a newswire service that provides broad simultaneous public disclosure in Canada and the United States. News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major national financial media and local media in areas where the head office and operations are located.

Regardless of when an announcement involving material information is released, the market surveillance department of each exchange upon which securities of the Company are listed (each, an "Exchange") must be advised of the content of the release and supplied with a copy in advance of its release in accordance with the rules of the applicable Exchange.

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5.Principles of Disclosure of Material Information. In complying with the requirement under applicable laws and stock exchange rules to disclose material information forthwith upon the information becoming known to management or, in the case of information previously known, forthwith upon it becoming apparent that the information is material, the content of such disclosure shall be determined by the Chief Executive Officer and the Chief Financial Officer. In making such determination, the following basic disclosure guidelines will be observed:

(a)	Material information will generally be publicly disclosed as soon as practicable, except under certain limited circumstances, such as:
(i)	when such information relates to a transaction or series of transactions that remain subject to further negotiations, and may be abandoned or otherwise not agreed to;
(ii)

when disclosure of the information would provide competitors with confidential information that would be of significant benefit to them (for which confidential treatment must be requested and approved by applicable securities regulators); or

(iii)	when disclosure of the information would involve disclosure of personally sensitive information (for which confidential treatment must be requested and approved by applicable securities regulators).

If it is determined that the disclosure of material non-public information will be delayed or omitted for the foregoing or other reasons, complete confidentiality of the material information must be maintained.

(b)	Announcements of material information should be factual and balanced.
(c)	Unfavourable material information must be disclosed as promptly and completely as favourable material information.

(d)Disclosure must include all relevant information to ensure that no aspect of the disclosure is materiallymisleading.

(e)

Material non-public information must not be disclosed selectively. If such information has been inadvertently disclosed to an analyst or any other person, it must be publicly disclosed immediately by news release.

(f)	To the extent required by law, disclosure will be updated if earlier disclosure has become materially misleading as a result of intervening events.

The Chief Executive Officer and the Chief Financial Officer shall conduct a reasonable investigation of the subject matter of the disclosure prior to any disclosure being made, including ascertaining all relevant facts from officers, employees, consultants and others whose duties would in the ordinary course give them knowledge of such facts.

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6.Designated Corporate Spokespersons. Communications with analysts, news media, investors, stock exchanges and securities regulatory authorities or the making of any other statement of material information with respect to the Company in circumstances where a reasonable person would believe that the information will become generally disclosed (“public oral statements”) shall be made only by the Chief Executive Officer or the Chief Financial Officer, or officers designated by such persons (each a "Designated Corporate Spokesperson"). All other directors, officers, employees and consultants are prohibited from publicly communicating information about the Company (unless specifically authorized by the Chief Executive Officer or the Chief Financial Officer) and if approached should refer the enquiry to one of such designated officers. For greater certainty, all public speaking engagements by directors, officers, employees or consultants in connection with the Company must be pre-authorized by the Chief Executive Officer and the Chief Financial Officer.

To the extent possible, any presentation, speech or other public oral statement shall be fully scripted prior to the making thereof and the Chief Executive Officer and the Chief Financial Officer shall be provided with an opportunity to review the information to be disclosed to ensure such information does not include any material non-public information.

Where possible, more than one representative of the Company will be present at all presentations where public oral statements may be made, including individual and group meetings with analysts, media and investors and quarterly conference calls, and every effort shall be made to retain electronic or other records of any public oral statements made in respect of the Company.

A review will be conducted after all such presentations to ensure that selective disclosure of material non- public information has not been made. If selective disclosure of material non-public information has been made, such information shall be immediately disclosed by a widely disseminated news release in accordance with this policy.

7.Release of Forward-Looking Information. Forward-looking information means management’s expectations of future events, conditions or results that is based on assumptions about future economic conditions and courses of action. Forward-looking information includes, among other things, the Company’s financial outlook and other financial information with respect to future results of operations, financial position or cash flows, and may be presented as either a forecast or a projection, and expectations about the development and commercialization of the Company’s products. Forward-looking information is subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking information. The Company will not release financial projections without prior approval of the Audit Committee. It may, from time to time, release other forward-looking information to enable the investment community to better evaluate the Company and its operations. The Company will not disclose significant data or other material information to analysts or investors unless such data or information has been publicly disclosed.

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If forward-looking information is provided in a document filed with a Regulator, press release or other public disclosure document, the document must contain proximate to that disclosure: (a) reasonable cautionary language identifying the forward-looking information as such, stating that actual results may vary from the forward-looking information and identifying material risk factors that could cause actual results to differ materially from the forward-looking information; (b) a statement of the material factors or assumptions used to develop the forward- looking information; and (c) the Company's policy for updating forward-looking information. In the case of a public oral forward-looking statement, the person making such statement shall: make a cautionary statement that the oral statement contains forward-looking information; and state that (i) actual results could differ materially from a conclusion, forecast or projection in the forward-looking information, (ii) certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward- looking information; (iii) additional information about the material factors that could cause actual results to differ materially from the conclusion or making a forecast or projection as reflected in the forward-looking information, and (iv) the forward-looking statement speaks only as of the date when made and will not be updated or altered as a result of new information, future events or otherwise, except to the extent required by law.

All disclosure of forward-looking information will be reviewed and approved by the Chief Executive Officer and the Chief Financial Officer.

8.Disclosure Record. The Company shall maintain a file of all public information relating to the Company including news releases, research reports, press reports and debriefing notes for a period of five years. The Company’s policy is not to review analyst reports to confirm, correct, clarify or comment on information provided therein.

9.Use of Electronic Media and the Website. Officers responsible for written public disclosures shall also be responsible for electronic communications. The Chief Executive Officer is responsible for ensuring that the Company's website is current and up to date and for monitoring all material information placed on the website to ensure that it is not misleading. Material information is misleading if it is incomplete, incorrect or omits a fact so as to make another statement misleading. Information may also be misleading if it is out of date. Any misstatements of material information on the Company’s website must be addressed immediately.

The Company's website should include all publicly disclosed material information and such other investor relations information as may be determined appropriate; provided that no document relating to an offering of securities shall be posted on the Company's website without first consulting legal counsel. Information should be posted to the Company's website as soon as possible following its public disclosure. Disclosure of material non-public information on the Company's website alone typically does not constitute adequate disclosure. Therefore, any disclosures of material information on the Company's website will be in conjunction with a news release or a public filing on SEDAR+ and EDGAR.

The Chief Executive Officer shall also be responsible for responses to electronic inquiries. Only public information or information which could otherwise be disclosed in accordance with this policy shall be communicated in responding to electronic inquiries.

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The Chief Executive Officer may designate specific individuals who are authorized to communicate with the public on specified social media platforms. The public should be alerted, including on the Company's website, of any social media accounts that may be used by the Company for disclosure purposes which accounts shall be accounts of the Company and not the personal social media accounts of officers, directors, or employees of the Company. Like all other corporate disclosures, communications made on social media platforms must not be misleading. The Chief Executive Officer is responsible for monitoring communications made on social media platforms. Disclosure of material non-public information on social media platforms alone typically does not constitute adequate disclosure. As such, any disclosures of material information on social media platforms will only be made in conjunction with a news release or a public filing on SEDAR+ and EDGAR. Certain corporate disclosures require the inclusion of additional statements, explanatory language and cautionary language, such as non-IFRS disclosures and forward-looking information which may be difficult or impossible to include in some forms of social media communications. Therefore, disclosures of such information must be avoided in such communications. If the Company is in the course of distributing securities, legal counsel should be consulted before making any communications on social media platforms.

Other than those individuals specifically authorized to communicate with the public on specified social media platforms, employees, consultants, directors and officers are prohibited from discussing matters relating to the Company in any chat rooms or posting any information relating to the Company on any electronic bulletin boards, social media platforms or other electronic forums, including responding to rumours about the Company. If you become aware of any discussion or rumours pertaining to Profound, you should advise the Chief Executive Officer or Chief Financial Officer.

10.Rumours. Provided it is clear that the Company and related entities are not the source of the market rumour, the Designated Corporate Spokespersons will consistently respond to questions about market rumours with a statement to the effect that “it is our policy not to comment on market rumours or speculation”. Should the Exchange request a definitive statement be issued in response to a market rumour that is causing significant volatility in the securities of the Company, the Chief Executive Officer and the Chief Financial Officer will consider the matter and decide on an appropriate response.

11.Contacts with Analysts, Media and Investors. The Company recognizes that analysts and news media are important for disseminating corporate information to the investing public and play a key role in interpreting and clarifying information that has been publicly disclosed by the Company. Only the Designated Corporate Spokespersons may meet or communicate with analysts, media and investors and will initiate contacts or respond to analyst, media and investor calls in accordance with this policy. The Company will provide the same information that has been provided to analysts to individual investors or reporters who request it. Where practicable, analyst conference calls should be held in a public, open manner, following adequate public notice, to allow all interested parties access to such calls.

It is recognized that disclosure of material non-public information to analysts, investors or the media does not constitute adequate disclosure for the purposes of applicable securities laws. Accordingly, if material information is to be announced at an analyst or shareholder meeting or press conference, its announcement must be preceded by a widely disseminated public announcement of such information by news release.

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Document Number HR-SP-POLICY019	Revision 3

12.Quiet Periods. In order to avoid the potential perception or appearance of selective disclosure, the Company will observe a quarterly quiet period, during which no meetings or telephone contacts with analysts and investors will be initiated The quiet period will be in effect from ten (10) business days ahead of the release of the Company of quarterly or annual financial results (or, if the quarterly or annual earnings information is substantially complete (as determined by the Chief Financial Officer) at an earlier date, then from such earlier date) until after (i) the release by the Company of quarterly or annual financial results and (ii) the completion of the quarterly or annual earnings call, if any.

13.Reviewing Analyst Draft Reports and Models. The Company's policy is not to review analysts' research reports or models to confirm, correct, clarify or otherwise comment on information provided therein. Analyst's reports are proprietary information belonging to and expressing the views of the analyst's firm. Re-circulating an analyst's report may be viewed as an endorsement of the report and, therefore, analyst's reports are not to be included in investor packages of the Company. If an analyst's report is provided to any employees of the Company or persons outside of the Company, every effort will be made to ensure that it is evident who authored such report and that the Company not comment on the report.

14.Quarterly Conference Calls. A quarterly conference call may be held with members of the investment community to discuss financial and operating results following the widespread dissemination of the news release announcing such results. The date and time of the call, the subject matter of the call and the means for accessing it shall be included in a news release (such news release to be disseminated in advance of the news release announcing the financial and operating results to be discussed) and may also be announced on the Company's website. Such quarterly conference calls shall be held in an open manner allowing members of the investment community and any other interested party to listen either by telephone and/or through a webcast.

15.Expert Reports and Opinions. Prior to using any report, statement or opinion of an expert in any disclosure document of the Company or in any public oral statement made by a Designated Corporate Spokesperson, the written consent of such expert shall be obtained authorizing such use.

TRADING IN SECURITIES OF THE COMPANY

1.Prohibition on Trading with Material Non-public Information. Trading by directors, officers, employees or consultants in securities of the Company (which includes shares, options, warrants, rights, debentures and puts and calls relating to the Company's securities) is prohibited while in possession of material non-public information. Recommending or influencing trades or encouraging or influencing others to trade in securities of the Company while in possession of material non-public information is also prohibited. The appropriate officer with executive responsibility for a project or particular area should remind each employee or consultant who may have access to the material non-public information that they must not trade in, recommend or influence trades in or encourage or influence others to trade in the Company's securities until public disclosure of the material information has been made. It should be noted that this prohibition on trading extends not only to securities which the director, officer, employee or consultant owns but also to those over which direction or control is exercised (for example, as a trustee or executor of an estate or on behalf of minor children) and also to securities that are indirectly owned (for example, by a corporation controlled by the employee). The prohibition also applies to spouses and children who live in the director, officer or employee's household. The prohibition on recommending or influencing trades or encouraging or influencing others to trade in securities of the Company extends to all persons.

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2.When Public Disclosure has Been Made. As noted above in “Policy on Disclosure of Material Information,” the Chief Executive Officer/Chief Financial Officer is responsible for determining when disclosure should be made and the nature of the disclosure. Under the securities laws, trading may not commence until public disclosure has been made by the Company and the market has had a period to "absorb" such information. Furthermore, it should be noted that trading is not made permissible by the fact that rumours exist in the market- place or in the media - the disclosure must be made by the Company before trading can commence. It is the policy of the Company that no trading by directors, officers, employees or consultant may be made until two clear trading days have passed following the public disclosure by the Company of the material information.

3.Clearance of Trades. Every director and officer of Profound and every Financial Team Member and Designated Individual listed on Appendix B hereto, is required to pre-clear transactions in Profound’s securities through the Chief Executive Officer or Chief Financial Officer before placing a buy or sell order in the case of a purchase or sale, or otherwise making or committing to complete any other transaction. Persons who request pre- clearance for a trade in Profound’s securities in respect of which there is material non-public information, will be advised by the Chief Executive Officer or Chief Financial Officer that trading in such securities is currently prohibited. No further explanation as to the reason for the trading prohibition will be provided. The Chief Executive Officer or Chief Financial Officer will use his or her reasonable best efforts to provide approval or disapproval within two business days. The person seeking pre-clearance must wait until receiving pre-clearance to execute the transaction. Neither the Company nor the Chief Executive Officer or Chief Financial Officer shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is pre-cleared by the Chief Executive Officer or Chief Financial Officer, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if the employee, consultant, director or officer becomes aware of material non-public information about the Company after receiving the pre-clearance but prior to the execution of the transaction, they may not execute the transaction. The responsibility for determining whether such employee, consultant, director or officer is in possession of material non-public information rests with such person.

4.Black-out Periods. Directors, officers, employees and consultants are precluded from trading in securities of the Company for a period beginning on the first day immediately following the end of each fiscal quarter or year and will continue until two (2) clear trading days have passed following the release by the Company of its quarterly or annual financial statements, as applicable, for such fiscal quarter or year. In addition, black-out periods may be imposed by management on notice to the directors, officers, employees and consultants when developments (e.g., developments related to clinical results, product development or regulatory approvals) warrant such trading restrictions. Employees, consultants, directors and officers will be advised in writing of the imposition of any black-out period(s). During black-out periods, directors, officers, employees and consultants are restricted from trading in securities of the Company, and will be notified when the black-out period is lifted. The Company will not, except in exceptional circumstances, during a blackout period (i) grant or establish the exercise price of stock options, or (ii) grant or determine the number of initial grant units of other equity incentive compensation. However, the existence of a black-out period will not prohibit the exercise of any previously- granted, outstanding stock options (provided that the shares are not sold during the black-out period).

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5.Trading In Securities of Other Corporations. If directors, officers, employees or consultants in the course of performing their duties become aware of material non-public information about another public company, they may not trade in securities of that other public company or recommend trades or encourage others to trade in such securities until the material information has been publicly disclosed.

6.Compliance with Insider Reporting Obligations. All "reporting insiders" (as defined in applicable Canadian securities legislation) are required to file reports of their trades in securities of the Company and shall file such reports within the time periods prescribed in applicable securities legislation. Failure to report in a timely fashion, will subject reporting insiders to late filing fees in certain jurisdictions. The System for Electronic Disclosure by Insiders ("SEDI") is the insider trade reporting system available over the Internet at www.sedi.ca. SEDI requires reporting insiders to file electronically their insider reports, and issuers to file electronically certain issuer information, over the Internet, using the SEDI web site. SEDI is intended to allow the public to search for and look at public information filed on SEDI over the same web site.

A person is a "reporting insider" if they are:

●	A director, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company, a "major subsidiary" of the Company, a shareholder of the Company that controls 10% or more of the common shares of the Company or a securityholder of the Company that would control 10% or more of the common shares of the Company on a post-conversion basis. A "major subsidiary" means a subsidiary of the Company if the assets (based on the most recent annual audited or interim statement of financial position) are 30% or more of the consolidated assets of the Company on that balance sheet or statement of financial position OR the revenue of the subsidiary (based on the most recent annual audited or interim statement of comprehensive income) is 30% or more of the consolidated revenue of the Company on that statement.
●	A person responsible for a principal business unit, division or function of the Company.
●	A shareholder of the Company that controls 10% or more of the common shares of the Company.
●	An individual performing functions similar to those insiders listed above.
●	Any other insider that in the ordinary course receives or has access to information as to material facts or material changes concerning the Company before the material facts or material changes are generally disclosed AND directly or indirectly, exercises, or has the ability to exercise significant power or influence over the business, operations, capital or development or the Company, regardless of whether that person holds the title of an officer or director.

As the Company is a reporting issuer in the United States:

(a)

For so long as Profound is a “foreign private issuer” (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended), directors, executive officers and “beneficial owners” (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”)) of 10% or more of the common shares of the Company are not

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required to file beneficial ownership reports (Forms 3, 4 and 5) under Section 16 of the U.S. Exchange Act.

(b)

However, beneficial owners of 5% or more of the common shares of the Company are subject to Section 13 of the U.S. Exchange Act and accordingly are required to file reports on Schedule 13D or 13G, as applicable.

7.Hedging. The Board of Directors of the Company believes that it is inappropriate for directors, officers, employees and consultants of the Company to hedge or monetize transactions to lock in the value of holdings in the securities of the Company or to sell “short” securities of the Company. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stakeholders (particularly, in the case of equity securities, the public shareholders of the Company). Therefore, unless otherwise approved by the Company’s Board of Directors, no director, officer, employee or consultant of Profound may, at any time, purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any equity securities granted to any such person as compensation or any other securities of the Company held directly or indirectly thereby.

8.Contact Person. Any director, office, employee or consultant having any questions with respect to this policy or whether material information exists which has not been publicly disclosed or whether or not they may trade in a given circumstance should contact the Chief Executive Officer or the Chief Financial Officer.

ENFORCEMENT OF POLICIES

Violations of these policies may be a violation of securities laws, may constitute a criminal offence and in addition may result in embarrassment or loss to the Company. Under Canadian securities laws persons who make unauthorized disclosure of material information or trade, recommend trades or encourage others to trade while in possession of undisclosed material information are subject to, at the time of implementation of this policy:

●	fines of up to $5 million or three times the profit made or loss avoided; plus administrative penalties of up to $1 million for each failure to comply and disgorgement of any amounts obtained as a result of non- compliance;
●	imprisonment for up to 5 years less one day;
●	civil liability to the Company for any profit made;
●	civil liability to the other party to the trade for the loss incurred by such other party (employees may have civil liability to persons who trade with persons to whom the employee "tips" material information).

Such persons may also be subject to imprisonment for a term not to exceed 10 years under the Canadian Criminal Code.

Such persons may also be subject to criminal and civil penalties under U.S. securities laws.

If the Company discovers that an employee or consultant has violated securities laws, it may refer the matter to the appropriate regulatory authorities.

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Employees or consultants who breach this policy are subject to disciplinary action including termination of employment.

REPORT OF COMPLIANCE

The Chief Executive Officer or Chief Financial Officer will provide a report, at least annually, to the Board of Directors summarizing:

●compliance with this policy for the period under review
●violations of this policy, if any, for the period under review
●sanctions, if any, imposed
●changes in procedures recommended for the policy
●any other information requested by the Board of Directors

After receiving the report of the Chief Executive Officer or Chief Financial Officer, the Board of Directors will review this policy to insure that the administration of the policy is adequate and identify any amendments which may be necessary in light of legal and business developments and the Company’s experience in administering the Policy.

APPLICATION AND INTERPRETATION

Any questions regarding the application or interpretation of this policy should be addressed to the Chief Executive Officer or Chief Financial Officer.

Adopted on June 14, 2018, and Amended on March 7, 2024

Attachments:

Appendix A - Policy Acknowledgment and Sign-off Form

Appendix B – Financial Team Members and Designated Individuals as of March 7, 2024

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Appendix A

PROFOUND MEDICAL CORP.

CORPORATE DISCLOSURE, CONFIDENTIALITY AND TRADING IN SECURITIES BY DIRECTORS, OFFICERS, EMPLOYEES AND CONSULTANTS POLICY

Acknowledgement and Sign-off

I acknowledge receipt of the Corporate Disclosure, Confidentiality and Trading in Securities By Directors, Officers, Employees and Consultants Policy. I confirm that I have read and fully understand the contents of the policy and my responsibilities as an employee, consultant, or contractor as applicable of the Company.

By my signature below as an employee, consultant or contractor as applicable I agree to comply with the policy as a condition of my employment and my continuing employment at Profound Medical Corp.

I understand that if I have questions, at any time, regarding this policy that I will consult with the Chief Financial Officer or Chief Executive Officer of the Company.

Signature:

Printed Name:

Date:

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Appendix B

As of March 7, 2024:

“Financial Team Members”

All members of the Company’s financial team, including:

1.	Matthew Sobczyk, Corporate Controller
2.	Daisy Chen, Senior Accountant
3.	Dolon Sen, Accountant
4.	Luz Perea, General Accountant
5.	Elena Seredinina, Account Payable Specialist

“Designated Individuals”

1.	Arun Menawat, Chief Executive Officer
2.	Rashed Dewan, Chief Financial Officer
3.	Mathieu Burtnyk, Chief Operating Officer
4.	Abbey Goodman, Chief Commercial Officer U.S.

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